 Exhibit 16.1

November 20, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for VeriTeQ Corporation and, under the date of April 13, 2015, we reported on the consolidated financial statements of VeriTeQ Corporation as of and for the years ended December 31, 2014 and 2013. On November 18, 2015, we resigned.

We have read VeriTeQ Corporation's statements included under Item 4.01 of its Form 8-K dated November 20, 2015, and we agree with such statements as it regards our firm.

Very truly yours,

/s/ EisnerAmper LLP